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FOR IMMEDIATE RELEASE

                           RAMSAY YOUTH SERVICES, INC.
                         ANNOUNCES FIRST QUARTER RESULTS

CORAL GABLES, FLORIDA, MAY 12, 2000 . . . RAMSAY YOUTH SERVICES, INC. (NASDAQ:RYOU) today announced results for the first quarter ended March 31, 2000. The Company reported that net revenues for the quarter reached $23,457,000 and net income totaled $160,000 or $.02 per share.

Commenting on first quarter performance, Luis E. Lamela, President and CEO of Ramsay Youth Services, Inc., noted, "Our results for the first quarter reflect our steady growth in the youth services business. We are very pleased with the Company's performance and look forward to continue providing quality education and treatment programs to youth."

Ramsay Youth Services, Inc. is a leading quality provider and manager of treatment, education and community-based programs for at-risk, troubled and special needs youth. The Company has operations in nine states and the Commonwealth of Puerto Rico.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward looking statements made by the Company. Please refer to Ramsay's filings with the Securities and Exchange Commission for additional information.

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Contact:   Isa Diaz
           Vice President Corporate Relations
           (305) 569-4626